UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2024 (August 16, 2024)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	001-41368	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 417-9800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	EFSH	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2024, the board of directors of 1847 Holdings LLC (the “Company”) appointed Eric Vandam as Chief Operating Officer of the Company.

Eric Vandam, age 54, previously served as the Company’s Chief Operating Officer from January 2022 to February 2023, after which time he served as an advisor to the Company. Mr. Vandam brings 30 years of experience leading operations from a diverse range of positions. He worked for over 20 years at companies holding a direct coaching relationship with Toyota implementing the Toyota Production System within the furniture, automotive, and agriculture industries. In August 2018, he began his own consulting practice, VanDam Consulting, LLC. He also served as Vice President of Operations at Crenlo, LLC, a leading manufacturer within the commercial cab and enclosure industries, from December 2018 to November 2019. Prior to that, he worked at Heritage Home Group, LLC, a leader in designing, manufacturing, sourcing and retailing home furnishings, from May 2016 to July 2018, holding the positions of Vice President of Business Improvement and Vice President of Contract Furniture Division. He also held multiple positions, including, among others, General Manager of Holland Campus Operations, Executive Account Manager and Director of Operations of Greenhouse Seating Operations, at Herman Miller, Inc., a leading global company that designs, manufactures and distributes interior furnishings, from 2000 to 2016. Mr. VanDam has a B.S. degree in Business Management from the University of Phoenix.

Mr. Vandam was elected until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Vandam and any other persons pursuant to which he was selected as Chief Operating Officer. There are no family relationships that exist between Mr. Vandam and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between Mr. Vandam and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On July 29, 2024, the Company entered into an employment offer letter (the “Employment Agreement”) with Mr. Vandam setting forth the terms of the compensation for his services as Chief Operating Officer. Pursuant to the Employment Agreement, Mr. Vandam is entitled to an annual base salary of $300,000. He will also be eligible for an annual incentive bonus of up to 50% of base salary based on earnings targets to be determined by the board of directors of the Company.  Mr. Vandam is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position.  Mr. Vandam’s employment is at-will and may be terminated by the Company at any time or by Mr. Vandam upon 30 days’ notice. If the Company terminates Mr. Vandam’s employment without cause, he is entitled, subject to his execution of a release of claims in favor of the Company, to six months of base compensation, which will be paid in a lump sum upon termination. The Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Vandam from (i) owning or operating a business that competes with the Company during the term of his employment or (ii) soliciting the Company’s employees for a period of two years following the termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Offer Letter, dated July 29, 2024, between 1847 HQ Inc. and Eric Vandam
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2024	1847 HOLDINGS LLC

/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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